UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 13, 2011

Date of Report (Date of earliest event reported)

New Frontier Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-23697	84-1084061
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6000 Spine Road, Suite 100, Boulder, CO 80301

(Address of principal executive offices)

(303) 444-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation.

On December 13, 2011, New Frontier Media, Inc. extended its $5 million line of credit from Great Western Bank by amending the Promissory Note and Commercial Security Agreement, dated December 15, 2010, that was previously filed as Exhibit 10.3 with the company’s Form 10-Q for the quarter ended December 31, 2009.  The line of credit is secured by certain of the company’s trade accounts and accounts receivable and, following the amendment, is scheduled to mature on December 15, 2012.  The line of credit bears interest at the greater of (a) the current prime rate less 0.125 percentage points per annum or (b) 5.75% per annum. The current rate is 5.75% per annum. The company currently has approximately $100,000 outstanding under the line of credit. The remainder of the line of credit may be drawn from time to time to support the company’s operations and short-term working capital needs, if any. A loan origination fee of 0.5% of the available line was paid by the company.

The line of credit contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants customary for facilities of this type, including, without limitation, (a) a requirement to maintain a current asset to current liability ratio of at least 1.50 to 1.00, (b) a requirement to maintain a total liability to tangible net worth ratio not to exceed 1.0 to 1.0, (c) prohibitions on additional borrowing, lending, investing or fundamental corporate changes without prior consent, (d) a prohibition on declaring without consent any dividends, other than dividends payable in the company’s stock, and (e) a requirement that there be no material adverse change in the company’s current client base as it relates to its largest clients.

The line of credit provides that an event of default will exist in certain circumstances, including without limitation, the company’s failure to make payment of principal or interest on borrowed amounts when required, failure to perform certain obligations under the line of credit and related documents, defaults in certain other indebtedness of the company, the company’s insolvency, a change in control of the company, any material adverse change in the company’s financial condition and certain other events customary for facilities of this type.

The company expects to file the amendment to the Promissory Note and Commercial Security Agreement as an exhibit to its quarterly report on Form 10-Q for the quarterly period ending December 31, 2011. Interested parties are encouraged to read the Agreement in its entirety when it becomes available because it contains important terms that are not summarized in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2011.	NEW FRONTIER MEDIA, INC.

	By:	/s/ Michael Weiner
Name: Michael Weiner
Title: Chief Executive Officer